BOXABL

%FIRSTNAME%

We have some exciting news.

Boxabl is going to be one of the featured presenters at an upcoming live investor event hosted by Morning Brew. This LIVE event is on **October 24th at 12:00PM EST**, and we hope you'll join us.

When **Morning Brew Co-Founder Alex Lieberman** asked us to be part of this exclusive event, we were thrilled to join. If you haven't heard of them, Morning Brew delivers quick and insightful updates about the business world every day of the week from Wall St. to Silicon Valley.

They've gathered a group of entrepreneurs showcasing the value of early stage investing and sharing how their products are poised to revolutionize their respective industries because of it.

Here's the speaker lineup:

Teague Egan: Founder and CEO of EnergyX - Energy X has created alithium extraction technology that will be essential to meeting the demand for renewable forms of energy. Their technology can extract 300% more lithium than legacy methods.

Alec Shkolnik: Co-Founder and CEO of LiquidPiston - LiquidPiston is on a mission to change the internal combustion engine—which has lacked innovation in over a century—by developing advanced engines through their patented thermodynamic cycle and engine technologies.

And of course**, Galiano Tiramani, Founder and Director of Boxabl.**

This is an exciting opportunity to hear a diverse group of CEOs and founders discuss the current climate for investing in alternative assets.

Register for the Morning Brew webinar HERE

Follow all our socials for the latest updates!

Investment Inquiries
Call/Text: (702) 710-6481
Email: invest@boxabl.com

General Inquiries - No Investment Questions
Call/Text: (702) 500-9000
Email: hello@boxabl.com

Thank you,
BOXABL Team

BOXABL

Hey %FIRSTNAME%,

Exciting news! We just posted a recent Morning Brew virtual event to our YouTube channel featuring Boxabl, LiquidPiston, EnergyX, and Morning Brew's co-founder and executive chairman, Alex Lieberman.

Watch HERE

Don't forget to like, comment, and subscribe for more Boxabl content.

Follow all our socials for the latest updates!

Investment Inquiries
Call/Text: (702) 710-6481
Email: invest@boxabl.com

General Inquiries - No Investment Questions
Call/Text: (702) 500-9000
Email: hello@boxabl.com

Thank you,
BOXABL Team

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